Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL and of the type of information that the registrant treats as private or confidential AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of the 8th day of May, 2026, which is the “Effective Date” (as herein defined), by and between West End Property, LLC, a Tennessee limited liability company, WE SPE III, LLC, a Tennessee limited liability company (collectively, “Seller”), and SUNSET AT CHATTANOOGA, LLC, a Colorado limited liability company, or its permitted assigns (“Purchaser”).

W I T N E S S ETH:

WHEREAS, Seller is the owner of that certain real property containing approximately 15 acres of land located in the Bend Development, Chattanooga, Hamilton County, Tennessee, the same being more particularly highlighted in red and described on Exhibit A attached hereto and by this reference made a part hereof (the “Land”); and

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Land and the attendant interests comprising the Property (as defined below) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Sale and Conveyance of the Property. Subject to the terms set forth herein, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Land, all improvements, fixtures and personal property located on the Land, all of Seller’s rights, title and interests, if any, in and to any and all rights, privileges, easements, hereditaments, and appurtenances to the Land, including, without limitation, infrastructure, water interests, fixtures, and any right, title and interest of Seller in and to any creeks and streams, and any roads, easements, alleys, streets, and rights-of-way, bounding the Land, existing, vacated or proposed, in front of, or adjoining the Land (the “Property”).

2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Twenty Million and No/100 Dollars ($20,000,000.00). The Purchase Price shall be paid to Seller at the closing of the purchase and sale contemplated hereby (the “Closing”), as follows:

(a)	$[***] shall be funded by proceeds from the Development Incentive Funding;
(b)	$[***] cash paid from the “Suite Sales Revenue” (as defined below); and
(c)	$[***] to be paid in the form of a ticket fee participation agreement executed at Closing (as defined below) pursuant to which Seller would be entitled to receive $[***] per ticket sold to events at the amphitheater to be constructed by Purchaser on the Property, commencing upon operation of the amphitheater and continuing until such time as Seller has received therefrom the aggregate sum of $[***].

3. Earnest Money. Within five (5) business days following the Effective Date, Purchaser shall deliver to The Title Guaranty and Trust Company of Chattanooga, 617 Walnut Street, Chattanooga, TN 37402 (“Escrow Agent” and/or “Title Company”) the amount of $10,000.00 as earnest money (“Earnest Money”). The Earnest Money shall be held and disbursed in accordance with the terms of the escrow agreement attached hereto as Exhibit B, and shall be paid to Seller and credited against the Purchase Price at the Closing. Each party agrees to provide written instructions to Escrow Agent within three (3) business days following written demand authorizing disbursement of the Earnest Money as provided in this Agreement. Seller and Purchaser, by execution of this Agreement, agree to the terms of Escrow Agent’s standard earnest money escrow agreement attached hereto as Exhibit B, and agree to sign and deliver such agreement on the Effective Date.

4. Closing.

(a) The Closing shall be held on or before December 31, 2026. The Closing shall occur at the offices of Title Company or, at the option of either party, as a “mail-away” closing conducted through the Title Company. The Closing may occur at such earlier time and on such earlier date or at such other location as may be agreed to by Purchaser and Seller. The date of Closing, established as set forth herein, is herein referred to as the “Closing Date.”

(b) In addition to the other documents required to be delivered by Seller to Purchaser under this Agreement, Seller shall deliver to Purchaser at the Closing affidavits certifying: (i) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code; (ii) Seller is not subject to any state withholding laws; (iii) the information required for Internal Revenue Service Form 1099S, if any; and (iv) as to such other matters as are reasonably required by the Title Company for issuance of its title insurance policy to Purchaser subject only to the “Permitted Exceptions” (as herein defined), including a copy of the organizational documents of Seller and all entities that are acting on behalf of Seller. Seller shall also assign to Purchaser at Closing all of Seller’s rights having to do with the Property, including all land use entitlements, permits, utility allocations and other such governmental and agency approvals as may exist concerning the Property, if any such items do exist. Seller and Purchaser shall also execute and deliver such other customary documents as are necessary or appropriate for the consummation of the purchase and sale pursuant to this Agreement.

(c) Real estate taxes or property association assessments on the Property for the year of the Closing will be pro-rated between Seller and Purchaser as of 12:01 a.m. on the Closing Date. If the tax bills for the year of Closing are not available in order to pro-rate taxes at Closing, the most recent information available shall be used, and Seller and Purchaser agree to re-prorate taxes after Closing within ten (10) days following request from either party based on the actual bill for the Property for the year of Closing after such tax bill is issued. All other ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance and service charges and all other normal operating charges of the Property shall be prorated as of the Closing Date; provided that Purchaser shall not be obligated for payments under any management, service or other contractual agreements affecting the Property and the same shall be terminated prior to the Closing unless Purchaser expressly elects to assume the same.

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(d) At the Closing, Seller shall pay the cost to record the deed, the cost to record any loan cancellation or release documents, and one half of the escrow fees of Escrow Agent. Purchaser shall pay all other recording fees, any applicable real estate transfer (or similar) tax, all title and survey expenses, the cost of environmental inspection, and one-half of the escrow fees of Escrow Agent. Each party shall pay for its attorney’s fees.

(e) Seller shall deliver possession of the Property to Purchaser on the Closing Date.

5. Conveyance and Title.

(a) At the Closing, Seller shall convey fee simple title to the Property by special or limited warranty deed in recordable form, free and clear of all liens, encumbrances and other matters whatsoever, except for (i) general real estate taxes assessed against the Property for the current year, not then due and payable, (ii) utility easements of record serving only the Property and (iii) other matters deemed to be Permitted Exceptions pursuant to this Agreement (the “Permitted Exceptions”). Seller shall at Closing pay off any security deed, mortgage, lien, judgment or monetary encumbrance of like kind affecting the Property and created by or resulting from the actions of Seller (the “Mandatory Cure Items”), and Purchaser shall have the right to pay off all such items at Closing if Seller fails to do so and deduct the payoff amount and the cost of doing so from the Purchase Price.

(b) Purchaser shall obtain a current title commitment and copies of all exception documents noted therein. Within ten (10) days prior to the end of the Inspection Period, Purchaser shall give Seller written notice of any encumbrances disclosed by Purchaser’s examination of title that are objected to by Purchaser (the “Title Objections”). Any matters not timely objected to by Purchaser, or to which Purchaser may not object, shall be deemed waived by Purchaser and shall be Permitted Exceptions. Seller shall have five (5) days after receipt of Purchaser’s notice of any Title Objection in which to notify Purchaser if Seller intends to satisfy such Title Objection, Seller having no obligation to satisfy any such Title Objection other than the Mandatory Cure Items. The failure by Seller to so notify Purchaser within such five (5) day period shall be deemed an election by Seller not to satisfy any Title Objections. If Seller timely notifies Purchaser that it does not intend to satisfy any Title Objection, or is deemed to have elected not to satisfy any Title Objection by failing to timely notify Purchaser, Purchaser, as Purchaser’s sole remedy, may terminate this Agreement upon written notice to Seller within ten (10) days after receipt of Seller’s response to the Title Objections (or expiration of Seller’s response period, if Seller does not respond) and receive a full refund of the Earnest Money. If Purchaser does not elect to terminate this Agreement as set forth above, then Purchaser shall be deemed to have waived Purchaser’s objection to such Title Objection and the same shall be a Permitted Exception. If Seller fails to satisfy any Title Objection which Seller has agreed to satisfy, then Purchaser may, as Purchaser’s sole remedy: (i) terminate this Agreement and receive a full refund of the Earnest Money; or (ii) waive such satisfaction and consummate the purchase and sale of the Property. In the event Purchaser terminates this Agreement pursuant to this Paragraph, this Agreement shall become null and void, and the parties shall have no further obligations hereunder, except for those obligations hereunder which expressly survive a termination of this Agreement. Purchaser shall have until Closing to update and re-examine title to the Property and to give written notice to Seller of any new objections that Purchaser may have which arise subsequent to the effective date of Purchaser’s initial title examination, other than the Permitted Exceptions and any matters created by, under or through Purchaser (the “New Matters”). Seller shall be obligated to cure all New Matters created by Seller. If any New Matters remain uncured by the date of Closing, then Purchaser shall elect, by notice to Seller to either: (i) terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and thereafter the parties shall have no further rights or obligations under this Agreement except for those that expressly survive termination; or (ii) waive the New Matters whereupon the same shall become Permitted Exceptions.

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(c) Seller hereby covenants and agrees with Purchaser that, so long as this Agreement remains in full force and effect, Seller will not without Purchaser’s prior consent modify any matters of record benefiting or burdening, grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein), or lease the Property or any portion thereof for a term extending beyond the Closing Date.

6. Survey. Purchaser shall have the Property surveyed, at Seller’s expense, by a registered Tennessee surveyor acceptable to Purchaser and Seller (“Survey”). A copy of the Survey shall be presented to Seller prior to the Closing. Purchaser and Seller agree that as and when the Survey has been completed, Seller shall agree to execute a quitclaim deed in favor of Purchaser at Closing containing a legal description of the Property as shown on the Survey.

7. Inspection Period. Purchaser shall have a period of sixty (60) days (the “Inspection Period”), which period shall commence on the day following the “Contingency Resolution Date” (as defined below), in which to make such investigations and studies with respect to the Property as Purchaser deems appropriate. During the Inspection Period, Purchaser shall satisfy itself as to the physical aspects of the Property including, but not limited to, the following: boundary survey; subsurface conditions; environmental conditions; market conditions; and any other physical aspects of the Property. If prior to the end of the Inspection Period, Purchaser gives Seller and Escrow Agent notice of termination that the Property is unacceptable, in Purchaser’s sole and absolute discretion, this Agreement shall terminate, and the Earnest Money shall be returned to Purchaser. If Purchaser does not give a timely notice of termination, then this Agreement shall remain in full force and effect. During the term of this Agreement, Purchaser and Purchaser’s representatives shall have the right to enter onto the Property (following notice to Seller) for all surveys, tests and studies; provided that (a) if Seller so chooses, and notifies Purchaser within a reasonable time, a representative of Seller may accompany Purchaser during Purchaser’s entry onto the Property, and (b) Purchaser may undertake any environmental assessments, studies or testing including the standard “Phase I” evaluation, and if necessary a “Phase II” evaluation. Purchaser will indemnify and hold Seller and Seller’s agents harmless from claims, liabilities, damages, and expenses incurred by Seller (whether made by third parties for bodily injury, death or property damage, or otherwise arising) and caused by Purchaser or its representatives entry onto the Property, and from liens filed as a result of Purchaser’s activities on the Property but excluding from such indemnity any claims, damages, liabilities, expenses and or liens arising from (i) the discovery of preexisting conditions (so long as Purchaser does not exacerbate any such condition) or (ii) any act or omission of Seller or Seller’s agents as the case may be. The indemnification and hold harmless agreement contained in the preceding sentence shall survive any rescission or termination of this Agreement.

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8. Notices. All notices, demands, requests and other communications (“notice”) under this Agreement shall be in writing and shall be personally delivered, delivered by commercial courier service or a nationally recognized overnight courier service, sent by U.S. Mail, postage prepaid, or sent by emailed transmission with confirmation of delivery, to the address below each party’s signature. All notices personally delivered, delivered by courier service, or sent by emailed transmission shall be effective upon actual receipt, and all notices sent by U.S. mail shall be effective upon deposit in the U.S. mail, but the time period in which a response must be made shall not begin to run until actual receipt of the notice.

9. Brokerage. Seller and Purchaser hereby represent and warrant, each to the other, that no person or entity is entitled, as a result of the actions of Seller or Purchaser, as the case may be, to a real estate commission, finder’s fee or other fee of any type resulting from the execution of this Agreement or the sale and conveyance herein contemplated, and Seller and Purchaser each hereby indemnify and hold each other harmless from and against any and all losses, costs, damages or expenses (including attorneys’ fees) incurred or paid as a result of any such claim arising out of the actions of Seller or Purchaser, as the case may be. The provisions of this Paragraph shall survive any rescission or termination of this Agreement.

10. Purchaser Contingencies. Seller acknowledges that Purchaser desires to acquire the Property for development thereon of an outdoor amphitheater and entertainment complex (the “Complex”). Therefore, Purchaser’s obligation to close hereunder shall be contingent upon, in addition to all other terms and conditions set forth elsewhere in this Agreement, satisfaction of the following contingencies (the “Purchaser Contingencies”) on or before the date six (6) months following the Effective Date (the “Contingency Expiration Date”):

(a)	Purchaser shall enter into a development agreement with any combination of the City of Chattanooga, Hamilton County, Tennessee, the State of Tennessee, and any other private or public entity relating to development and operation of the Complex on terms and conditions satisfactory to Purchaser in its sole and absolution discretion (the “Development Agreement”);

(b)	The parties shall collaborate to obtain, and shall obtain, at least $[***]worth of incentives arising out of the Development Agreement (the “Development Incentive Funding”).Purchaser shall have secured, on terms and conditions satisfactory to Purchaser in its sole and absolute discretion, agreements with investors for the purchase, lease or licensing of not fewer than [***] proposed LuxeFireSuites within the Complex, the proceeds from which shall generate approximately $[***] for application to the Purchase Price (the “Suite Sales Revenue”);

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(c)	The Development Agreement shall include a ticket participation fee pursuant to which Purchaser shall pay to one or more governmental entities a share of each ticket sole for Complex events in an amount and on such terms as may be agreed upon to fund that portion of the Purchase Price not otherwise funded by the Acquisition Funding and the Suite Sales Revenue (the “Ticket Participation Revenue”);

(d)	The Development Agreement shall include a tax increment financing (TIF) incentive to Purchaser in an amount not less than $[***] over 20 years;

(e)	The Development Agreement (or other agreement to which Purchaser is a party) shall provide for a structured parking facility accommodating approximately [***] vehicles for exclusive use by Purchaser in connection with events at the Complex, in exchange for which use Purchaser shall pay, in perpetuity, $[***] for each vehicle using the facility for parking in connection with Complex events (except for said per-use parking fee, the parking facility shall be provided at no cost to Purchaser);

(f)	Seller shall have arranged for Hamilton County to enter into an agreement to transfer Block 21 of the Bend, currently a county park, to Purchaser on the Closing Date.

The date, if any, on which the last of the Purchaser Contingencies is satisfied, as determined by Purchaser in its reasonable discretion (which satisfaction shall be evidenced, if at all, exclusively by written notice of same delivered to Seller), is herein referred to as the “Contingency Resolution Date”. In the event each and all of the Purchaser Contingencies are not satisfied by the Contingency Expiration Date, Purchaser, in its sole and absolute discretion, may elect to waive some or all of the unsatisfied Purchaser Contingencies, which election, if any, shall be evidenced by written notice to Seller.

11. Conditions to Closing. Purchaser’s obligation to close hereunder shall be conditioned upon the following: (A) that all representations and warranties made by Seller herein are true and correct in all material respects as of the Closing Date, (B) that Seller has delivered to Purchaser fee simple title to the Property subject only to the Permitted Exceptions, (C) that Seller has Seller shall have performed and complied in all material respects, at the appropriate times for such performance and compliance, with its obligations, covenants and agreements under this Agreement as of the date of Closing, (D) as of the Closing Date, there shall have been no material adverse change to the condition of the Property from the condition that existed on the Effective Date, (E) as of the Closing Date, no governmental authority with jurisdiction over the development of the Property shall have put in place any development moratorium that is applicable to the Property and that would prevent or materially hinder Purchaser from developing the Property, and (F) the Purchaser Contingencies have been satisfied or, if not satisfied, expressly waived in writing by Purchaser. In the event one or more of the foregoing conditions to Closing have not for any reason been satisfied prior to or on the Closing Date, Purchaser shall have the right, at its option, to terminate this Agreement. If Purchaser terminates this Agreement under the immediately preceding sentence, then the Earnest Money shall be refunded to Purchaser. It is acknowledged that the conditions precedent contained in this Agreement are for the sole benefit of Purchaser, and Purchaser may, in its sole discretion exercised by notice in writing to Seller at or before Closing, waive fulfillment of any one or more of such conditions and close hereunder without regard to the failure of such condition(s).

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12. Condemnation. If prior to the Closing any portion of the Property becomes subject to a bona fide threat of condemnation by a body having the power of eminent domain or condemnation, or sale in lieu thereof, Seller shall promptly notify Purchaser, and Purchaser shall have the right, by giving Seller notice within thirty (30) days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full thirty (30) day period) to elect to: (i) terminate this Agreement (in which case the Earnest Money shall be returned to Purchaser); or (ii) close the sale contemplated herein. If Purchaser elects not to terminate, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Property taken by eminent domain, shall be effected without reduction in the Purchase Price. Seller shall, at the Closing, credit, assign, transfer and set over unto Purchaser all of Seller’s right, title and interest in and to any condemnation awards paid or payable for such taking.

13. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser. Seller shall remake the following representations and warranties to Purchaser as of the Closing Date. The remaking of such representations and warranties as of the Closing Date shall be deemed made by Seller’s acceptance of the Purchase Price and shall not require further evidence thereof.

13.1 Seller will have record title to the Land and all improvements and fixtures thereon at Closing, and such title shall be free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, leases, conditions and other matters affecting title except for the Permitted Exceptions.

13.2 Seller is a duly formed and validly existing limited liability company, in good standing in the State of Tennessee. The person signing this Agreement on behalf of Seller has the full right, power, and authority to execute this Agreement on behalf of Seller. The execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not and will not conflict with, result in a violation of, or constitute a default under any provision of Seller’s constituent documents or any agreement or other instrument binding upon Seller or the Property.

13.3 There are no pending actions, suits, or proceedings, including condemnation proceedings, affecting the Property or any portion thereof;

13.4 There are no other persons or entities who have any rights to acquire the Property or have any rights or claims in or to the Property or for any portion thereof except as may appear of public record;

13.5 There are no outstanding state or federal tax liens, claims or demands against Seller which constitute or will constitute a lien against the Property;

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13.6 Seller has received no notification, written or otherwise, from any individual, corporation, governmental agency, bureau or authority that the Property is in violation of applicable law;

13.7 Except as may be disclosed in any environmental report provided to Purchaser, (i) there does not exist on or under the Property any hazardous or toxic substances in violation of applicable law; (ii) no part of the Property has ever been used as a manufacturing, storage or dump site for hazardous or toxic substances; and (iii) there are no underground storage tanks located on the Property; and

13.8 Seller shall cooperate in good faith with Purchaser to secure for the benefit of the Complex prior to the Contingency Expiration Date all available governmental and quasi-governmental economic incentives relating to hotel/motel development.

Notwithstanding any provisions herein to the contrary, (i) the foregoing representations and warranties of Seller are made only to the actual knowledge of Seller, which, for purposes hereof, shall mean to be to the actual knowledge of James K. White, III, without investigation, and (ii) such representations and warranties of Seller shall survive the Closing for a period of one (1) year only.

14. Covenants of Seller. From and after the Effective Date until the Closing or earlier termination of this Agreement: (a) Seller shall not voluntarily encumber the Property with any new mortgages, deeds of trust or other encumbrances (both monetary and non-monetary) without Purchaser’s prior written consent which may be granted or withheld in Purchaser’s sole discretion, other than deeds of trust as part of refinancing which Seller shall pay at Closing; (b) Seller shall operate the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, which shall include providing for regular maintenance and upkeep of the Property and those services that are necessary to provide for the safety and security of the Property; and (d) Seller shall not enter into any agreement that will be an obligation affecting the Property subsequent to the Closing.

15. Default and Remedies.

(a) In the event Purchaser shall fail to perform its obligations under this Agreement, including without limitation the obligation to close hereunder on the Closing Date, and, as to any failure other than the failure to close on the scheduled Closing Date, such failure is not cured within five (5) days after notice from Seller, then Seller shall have, as its sole and exclusive remedy, the right to terminate this Agreement and receive the Earnest Money as full liquidated damages. The parties hereby acknowledge the difficulty of determining or calculating Seller’s actual damages in such circumstance and agree that the payment of the Earnest Money to Seller represents a good faith resolution thereof, that the Earnest Money is a reasonable amount of liquidated damages and is not a penalty.

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(b) In the event Seller fails to complete the sale of the Property or to perform any material undertakings of this Agreement to be performed as of Closing as provided hereunder, and, as to any failure other than a failure to close on the scheduled Closing Date, such failure is not cured within five (5) days after notice from Purchaser, Purchaser shall be entitled, at its sole discretion, and as its sole and exclusive rights and remedies on account of such Seller default, to either: (i) sue for specific performance, provided that such suit must be filed in a court of competent jurisdiction within 60 days of said default and may not be dismissed and refiled after the expiration of such period, or (ii) terminate this Agreement in which event all Earnest Money shall be returned to Purchaser. Such rights and remedies elected by Purchaser hereunder shall be Purchaser’s sole and exclusive remedies for a Seller default hereunder.

(c) In any action at law or in equity between the parties hereto occasioned by a default hereunder, the prevailing party shall be entitled to collect its reasonable attorneys’ fees and court costs actually incurred in the action from the non-prevailing party.

16. Miscellaneous. Time is of the essence of this Agreement. This Agreement shall be interpreted and governed in accordance with the laws of the State of Tennessee. Purchaser may not assign this Agreement without the prior written approval of Seller, except that Purchaser may assign this Agreement to an affiliated entity. This Agreement shall be binding upon and shall inure to the benefit of Purchaser and Seller, and their respective permitted successors and assigns. The headings inserted at the beginning of each Paragraph are for convenience only and do not add to or subtract from the meaning of the contents of the Paragraph. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement represents the entire and complete agreement between the parties hereto and supersedes all prior negotiations, representations or agreements, either written or oral and cannot be varied except by written agreement between the parties. Upon the termination of this Agreement, Purchaser shall pay to Seller the sum of $100.00 as consideration. Except for obligations satisfied at Closing and subject to any limitations set forth in this Agreement, this Agreement shall survive the Closing. Should any provision of this Agreement require judicial interpretation, it is hereby agreed that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof. In the event any notice shall be required to be given or any act required to be performed on a weekend or legal holiday, then such date shall automatically be extended to the end of the next regular business day on which national banks are open for business in Chattanooga, Tennessee. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile or other electronically transmitted signatures on this Agreement shall constitute originals signatures of the parties.

17. Disclaimers. Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than the warranty of title that may be set forth in the deed executed at Closing), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or protections, valuation, governmental approvals, the compliance of the Property with laws, the truth, accuracy or completeness of the documents or any other information provided by or on behalf of Seller to Purchaser, or any other matter or thing regarding the Property. Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that at the Closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, and that Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing.

(executions commence on following page)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated below.

SELLER:

West End Property, LLC, a Tennessee limited liability company

By IV James, LLC, Manager

By:	/s/ James White_III
James K. White, III, President

WE SPE III, LLC, a Tennessee limited liability company

By:	/s/ James White_III
James K. White, III, President

Date of Execution:_________________________

Address:

601 Market Street, Fifth Floor
Chattanooga, TN 37402
Attn: James K. White, III
Email: [ ]

With a copy to:

Horton, Ballard & Pemerton, PLLC
735 Broad Street, Suite 306
Chattanooga, TN 37402
Attn: Carol Ballard
Email: cballard@hbplawfirm.com

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PURCHASER:

SUNSET AT CHATTANOOGA, LLC, a Colorado limited liability company

By:	Bourbon Brothers Holdings, LLC, Manager
By:	Venu Holding Corporation, Manager to Bourbon Brothers Holdings, LLC

By:	/s/ JW Roth
Name:	JW Roth
Title:	CEO and Chairman of Venu Holding Company

Date of Execution: May 7, 2026

Address:

Sunset at Chattanooga, LLC C/O General Counsel 1755 Telstar Drive, Suite 501 Colorado Springs, CO 80108

With a copy to:

Capital Law & Advisory Partners, LLC P.O. Box 908176 Gainesville, Georgia 30501 Attn: W. Wade Beavers Email: wbeavers@caplawpartners.com

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EXHIBIT “A”

LAND

EXHIBIT “B”

EARNEST MONEY ESCROW AGREEMENT

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